Exhibit 8.2

April 16, 2015

ING Groep N.V.,

Bijlmerplein 888,

1102 MG Amsterdam,

P.O. Box 1800, 1000 BV Amsterdam,

The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,000,000,000 of 6.000% Perpetual Additional Tier 1 Contingent Convertible Capital Securities and $1,250,000,000 of 6.500% Perpetual Additional Tier 1 Contingent Convertible Capital Securities. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Tax Considerations—Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement dated April 9, 2015 (the “Prospectus Supplement”) to the Prospectus dated March 19, 2015, included in the Registration Statement on Form F-3 filed on March 19, 2015 (the “Registration Statement”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP